Exhibit (b)(5)

AMENDMENT NO. 1 TO SENIOR UNSECURED TERM LOAN CREDIT AGREEMENT

Amendment No. 1 to Senior Unsecured Term Loan Credit Agreement (this “Amendment”), dated as of August 24, 2016, among ENERSIS AMÉRICAS S.A., a publicly held limited liability stock corporation (Sociedad Anónima Abierta) organized and existing under the laws of the Republic of Chile (the “Borrower”), each of the entities that is a signatory hereto under the caption “LENDERS” on the signature pages hereto (individually, a “Lender” and, collectively, the “Lenders”) and Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, as administrative agent (the “Administrative Agent”).

WHEREAS, the Borrower, the Lenders, and the Administrative Agent have entered into a Senior Unsecured Term Loan Credit Agreement, dated as of August 10, 2016 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its provisions, the “Credit Agreement”).

WHEREAS, the parties hereto desire to amend the Credit Agreement on the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment shall have the respective meanings given to them in the Credit Agreement.

2. Amendments to the Credit Agreement. The Credit Agreement is hereby amended as follows:

(a) The definition of “Cancelled” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Cancelled” means, with respect to any Equity Interests of the Borrower, that such Equity Interests are recorded in the Borrower’s name in the Register of Shareholders of the Borrower, in accordance with Article 133 of the of the Chilean Corporate Regulations and as promptly as reasonably practicable after such registration, such Equity Interests are cancelled in accordance with the applicable requirements of the Chilean Corporate Regulations, including Article 62 thereof. “Cancellation” shall have a correlative meaning.

(b) Section 5.07 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Section 5.07. Use of Proceeds The Borrower shall use the proceeds of the Loans (i) for general corporate purposes, including to refinance any existing Indebtedness of the Borrower and/or (ii) to repurchase or acquire certain Equity Interests of the Borrower held by dissenting shareholders exercising their statutory merger dissenters’ withdrawal rights in connection with the resolutions adopted at the ESM; provided that, the Borrower shall use commercially reasonable efforts to Cancel such Equity Interests. No part of the proceeds of any Loan will be used, directly or indirectly, to buy or carry margin stock (other than Equity Interests of the Borrower) or for any other purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations U and X. No part of the proceeds of the Loans shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA, the Bribery Act or any other applicable anti-corruption law. No part of the proceeds of the Loans shall be used, directly or indirectly, to lend, contribute, provide, or have otherwise been or will be made available to fund, any activity or business with or related to any Sanctioned Person or Sanctioned Country, or in any other manner that will result in any violation or breach by any Person of Sanctions Laws.”

(c) Section 5.12 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Section 5.12 [Reserved].”

3. Limited Effect. Except as expressly provided hereby, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are hereby ratified and affirmed by the Borrower in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. The Borrower hereby ratifies the Credit Agreement and acknowledges and reaffirms (i) that it is bound by all terms of the Credit Agreement applicable to it and (ii) that it is responsible for the observance and full performance of its obligations thereunder. On and after the Amendment Effective Date (as defined below), each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Credit Agreement in any other Loan Document shall be deemed a reference to the Credit Agreement as amended

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hereby. This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

4. Effectiveness. This Amendment shall become effective upon the satisfaction of the following conditions (the date upon which such conditions are satisfied, the “Amendment Effective Date”):

(a) The Administrative Agent shall have received this Amendment, executed and delivered by each of the other parties hereto.

(b) The representations and warranties of the Borrower set forth in Article 3 of the Credit Agreement shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the Amendment Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(c) No Default or Event of Default has occurred and is continuing or would result from the execution of this Amendment.

The Borrower’s signature hereto shall be deemed to be a representation and warranty that the conditions specified in clauses (b) and (c) above have been satisfied on and as of the Amendment Effective Date.

5. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and each Lender that: (a) this Amendment been duly authorized by all necessary corporate action, (b) this Amendment has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (c) the representations and warranties of the Borrower set forth in Article 3 of the Credit Agreement shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the Amendment Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; and (d) no Default or Event of Default has occurred and is continuing or would result from the execution of this Amendment.

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6. Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the Borrower, the Administrative Agent and the Lenders, and each of their respective successors and assigns permitted under the Credit Agreement.

7. Governing Law. This Amendment shall be construed in accordance with and governed by the Law of the State of New York.

8. Counterparts. This Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement, and any party hereto may execute this Amendment by signing and delivering one or more counterparts. Delivery of an executed counterpart of a signature page of this Amendment by e-mail in portable document format (e.g., pdf) or facsimile (with acknowledgment of receipt) will be effective as delivery of a manually executed counterpart of this Amendment.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

ENERSIS AMÉRICAS S.A., as Borrower

By:	/s/ Luca D’Agnese
Name:	Luca D’Agnese
Title:	Chief Executive Officer

ADMINISTRATIVE AGENT:

Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, as Administrative Agent

By:	/s/ Anne Maureen Sarfati
	Name:	Anne Maureen Sarfati
	Title:	President-Structured
Finance North America

By:	/s/ Nurys Maleki
	Name:	Nurys Maleki
	Title:	Director-Global Trade
Finance

LENDERS:

Banco Bilbao Vizcaya Argentaria, Chile, as Term A Lender

By:	/s/ Fernando Rigaud
	Name:	Fernando Rigaud
	Title:	Executive Director

By:	/s/ Ricardo Heitzer
	Name:	Ricardo Heitzer
	Title:	Managing Director

Banco Santander-Chile, as Term A Lender

By:	/s/ Matias Fleischmann
	Name:	Matias Fleischmann
	Title:	Executive Director

By:	/s/ Javier Saavedra
	Name:	Javier Saavedra
	Title:	Managing Director

Banco de Chile, as Term A Lender

By:	/s/ Jose Miguel Quintana M.
Name:	Jose Miguel Quintana M.
Title:	Divisional Manager – Corporate and Investments

By:	/s/ Maria Carolina Durand Garay
Name:	Maria Carolina Durand Garay
Title:	Corporate Bank Manager – Management of Natural Resources, Infrastructure and the Public Sector

JPMorgan Chase Bank, National Association, as Term B Lender

By:	/s/ Tasvir Hasan
	Name:	Tasvir Hasan
	Title:	Vice President

Morgan Stanley Senior Funding, Inc., as Term B Lender

By:	/s/ Jonathan Hanners
	Name:	Jonathan Hanners
	Title:	Vice President